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EXHIBIT 10.20

        December 29th 2000

INTERACTIVE SUPPORT SERVICES AGREEMENT

        This INTERACTIVE SUPPORT SERVICES AGREEMENT (this "Agreement") is made as of this 29th day of December, 2000 (the "Effective Date") by and between Daksh.Com eServices Private Limited ("Daksh"), an Indian corporation, and Xcom Corporation, a Delaware corporation ("Client") (each, a "Party" and collectively, the "Parties").

        1.    SERVICES.    Client hereby commissions Daksh to provide the services described in this Section 1 (the "Services") regarding Client's commercial Internet payment services, including international payments.

          1.1    Email Response Services.

            1.1.1    Description.    Client will either (a) allow Daksh to directly access Client's email server and retrieve selected emails or (b) forward select groups of emails to Daksh for response. Daksh will read or complete Client customer email inquiries ("Email Response"). Those customer email inquiries which are deemed to be "informational questions" shall be answered and a response forwarded directly to the customer ("Completed Response").

          1.2    Personnel.

            1.2.1    Daksh shall provide 75 (seventy-five) Customer Care Specialists ("CCS") to provide the Services with an appropriate supervisory structure consisting of one operations manager, team leaders and quality editors. As per the requirement of Client, Daksh will also provide a "Product Integration Specialist" for this project. As per Indian labor laws, these personnel will be available for a period of 212 working days per year with 8 working hours per day. The Daksh appointed quality team shall randomly check completed responses for quality assurance, under guidelines agreed to by Client. Before any Personnel perform any Services for Client, each such Personnel shall be required to sign and fax or send to Client a standard Confidentiality Agreement, provided by Client. Client will not be financially responsible except to the extent of the start up cost/charges, until official start date, which will be taken as the day from which training commences for the CCS to undertake the Client's Services (the "Operation Commencement Date"). Client's sole financial responsibility shall be to pay Daksh the fees established in Appendix A. Daksh, and not Client, will be the employer of the CCS. Daksh will indemnify and hold harmless Client and Client's affiliates and subsidiaries, and their respective directors, officers, employees and agents, against any and all claims arising out of the employment of CCS, in accordance with Section 4 of this Agreement.

            1.2.2    Client may request the immediate removal of any particular CCS for any performance related reasons, and Daksh shall immediately prohibit such CCS from providing services for Client. In such event, Daksh shall replace such CCS within 15 days of such request by Client. The CCS would then undergo an appropriate training program before being certified "live".

            1.2.3    Should Client request additional CCS, then Daksh shall provide such CCS within 30 days of such request, and shall provide training such that the new CCS are fully prepared for going live. Client will conduct quarterly staffing review to enable forecasted hiring. Client will not be financially responsible to pay Daksh fees for the new CCS, except to the extent of the start up cost/charges, until Operations Commencement Date for the new CCS. Client agrees that on successful service delivery for the initial 75 CCS project, as reasonably determined by Client in its discretion, Client will expand project size to 150 CCS or more.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

          1.3    Basis for Services.    The Services will be provided by Daksh consistent with the training provided by the Client, which Client may supplement from time to time. Daksh may escalate to Client (through a mechanism established by Daksh and Client) any customer inquiry which is not specifically addressed by the training materials. Client will grant Daksh reasonable access and interfacing to Client's e-mail servers, e-mail management applications and customer records database for the purpose of allowing Daksh access to information necessary to perform its monitoring, reporting and other functions hereunder. Client will provide all material support to the Daksh transitioning team, which will visit Client premises for the purpose of understanding Client processes and technology as necessary to transfer back to the Daksh team in India.

          1.4    Schedule.    Daksh shall perform the Services seven days per week, on a three-shift structure as is mutually agreed by both the parties and fifty CCS shall be deployed by Daksh accordingly. Daksh will seek and obtain client approval for any holidays in advance.

          1.5    Reporting.    Daksh will provide daily reports to Client, in a format to be mutually agreed by the Parties, containing the information set forth in Appendix A #7.

          1.6    Prices.

            1.6.1    The Services, and the training described below, will be provided in exchange for the payment of the fees set forth on Appendix A. All fees will be payable in US Dollars to a US bank account designated by Daksh.

            1.6.2    The fees, as set forth in Appendix A, will be subject on the anniversary date of this Agreement to an increment of the annual US inflation rate or 5%, whichever is less, subject to the rupee not devaluating against the dollar by more than 15% over that year.

        2.    IMPLEMENTATION

          2.1    Schedule and Conditions to Launch.    Daksh and Client will mutually agree upon a "Technical Implementation Plan" and will prepare a tentative "Implementation Schedule." The dates in such schedule will be projected dates, and reasonable adherence to the Implementation Schedule (including the date on which the Services are made available on the Client Web Site) is dependent on Client's provision of all information and materials necessary (including training materials and necessary access to Client personnel) to complete the Technical Implementation Plan and to provide the Services. Both Client and Daksh must indicate their satisfaction with the initial training described below in order for the Services to be finalized and implemented. Each Party agrees to use its commercially reasonable best efforts to timely complete the Technical Implementation Plan by no later than 1st February, 2001.

          2.2    Training Course.    Daksh and Client will jointly train that number of Daksh employees (including CCS, team leaders, quality editors, operations manager(s) and in-house trainers(s)) sufficient to provide the amount of Services agreed to in Section 1 and Appendix A (i) on Client's policies and procedures, and (ii) on the goods and services provided on or through the Client Web Site. Client will assemble and create training materials and provide all materials and information necessary to provide the training of Daksh employees contemplated hereby. Daksh personnel will provide a training materials template, periodic advice an the form and content of the training materials, and a final review of the training materials.

          2.3    Additional Professional Services.    Additional professional services rendered by Daksh (except for the Services and the Technical Implementation Services) will be charged to Client pursuant to the fee schedule set forth in Appendix A.

        3.    REPRESENTATIONS, WARRANTIES, AND COVENANTS

          3.1    Authority.    Each Party represents and warrants that it has the right to enter into this Agreement and to perform its obligations hereunder.

          3.2    Client Intellectual Property.    Client represents and warrants (i) that no text or graphics on Client's Web Site that is viewable without using the "view source" feature infringes the intellectual property rights of any third party, and (ii) that Client owns or has obtained valid licenses for all worldwide rights, title and interest in the intellectual property consisting of all computer programming, source, object and/or formatting code or operating instructions developed or owned by Client that relates to the Client Web Site (collectively, "Client Intellectual Property").

          3.3    Daksh Intellectual Property.    Daksh represents and warrants that Daksh owns all worldwide rights, title and interest in the intellectual property consisting of all computer programming and/or formatting code or operating instructions previously developed or owned by Daksh and employed in the delivery of the Services (collectively, "Daksh Intellectual Property").

          3.4    Warranty of Workmanlike Conduct.    Daksh warrants that it will perform the Services in a workmanlike manner and in accordance with best practices as they evolve in the e-mail management business.

          3.5    Submissions and Privacy.    Client will, in its terms and conditions of Client Web Site use, indicate that all submissions to Client or Daksh made on, through or in response to the Client Web Site are the property of Client or licensed to Client, and how such information may be used by Client. Client is responsible for the collection, use and transfer of any personally identifiable information collected by it or by Daksh on its behalf. Daksh agrees to abide by the Client privacy policies with regard to any end user information collected by Daksh on behalf of Client. Daksh shall not use or collect any end user information for any purpose other than the Services, and shall not transfer end user information to any third party. Daksh shall store end-user information only as necessary to provide the Services, shall comply with secure data storage practices to be provided by Client, and, in the event of termination of this Agreement, shall delete or destroy all end-user information and certify to Client in writing that such destruction of data has been completed.

          3.6    DISCLAIMER OF WARRANTIES.    EXCEPT AS EXPRESSLY STATED HEREIN, (i) THE SERVICES AND GOODS TO BE PROVIDED HEREUNDER ARE PROVIDED "AS IS," AND (ii) NEITHER PARTY MAKES, AND BOTH PARTIES HEREBY DISCLAIM, ANY AND ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE. NEITHER PARTY WARRANTS THAT THEIR SERVICES WILL BE UNINTERRUPTED, ERROR FREE, OR SECURE.

          3.7    LIMITATION OF LIABILITY.    EXCEPT IN THE EVENT OF A BREACH OF PRIVACY AND CONFIDENTIALITY OBLIGATIONS IN SECTION 3.5 AND SECTION 5, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOST REVENUE OR PROFITS, CONSEQUENTIAL DAMAGES, OR INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES. THE MAXIMUM AGGREGATE LIABILITY OF BOTH PARTIES TO THE OTHER FROM CLAIMS ARISING FROM OR RELATED TO THIS AGREEMENT IS THE GREATER OF (A) $500,000 OR (B) THE TOTAL AMOUNT OF FEES PAID BY CLIENT DURING THE TERM OF THIS AGREEMENT. THIS LIMITATION ON LIABILITY SHALL NOT APPLY TO A PARTY'S INDEMNIFICATION OBLIGATIONS.

        4.    INDEMNIFICATION AND INSURANCE

          4.1    Defense.    Each Party will defend the other Party, its subsidiaries and affiliates, and their respective directors, officers, employees, affiliates and agents (collectively, the "Covered Entities") from and against any and all third party claims, actions or demands brought against such other Party or any of its Covered Entities alleging (i) infringement or misappropriation of any intellectual property rights to the extent such infringement is attributed to the Client Web Site or to Client Intellectual Property (if such other Party is Daksh) or to Daksh Intellectual Property (if such other Party is Client); and (ii) defamation, libel, slander, obscenity, indecency or violation of the rights of privacy or publicity to the extent attributed to the Client Web Site or to Client Intellectual Property (if such other Party is Daksh) or to Daksh Intellectual Property or Daksh's action (if such other Party is Client) (collectively, "Covered Claims"). Covered Claims will also include claims brought against Daksh for injury, damages, or violations of law caused by products or services sold by Client on the Client Web Site or relating to Client's operation of its business.

          4.2    Indemnification.    Each Party hereby agrees to indemnify and hold harmless the other Party and each of its Covered Entities from and against all third party claims, demands, liabilities, losses, damages, expenses, reasonable costs and reasonable fees related to any Covered Claim. Such indemnifying party shall have the option to assume sole control over the defense and settlement of such Covered Claim.

          4.3    Notification.    Any Party seeking indemnification hereunder will provide the other Party with prompt written notice of each claim of which such Party is aware and provide all reasonable assistance as requested by the indemnifying party.

        5.    CONFIDENTIALITY

          5.1    Confidential Information.    The Parties acknowledge that each may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire Confidential Information of the other Party, its affiliates, or its clients. "Confidential Information" means proprietary or non-public information that either Party obtains knowledge of or access to in connection with the transactions contemplated by this Agreement, including without limitation information related to the other Party's business, business processes and practices, marketing strategy, integration layout specifications, user interfaces, other strategic information, and the information presented in the Appendices hereto, in any media (whether tangible or intangible and whether in written, magnetic, optical, electronic or other form). "Confidential Information" will be deemed not to include information which (i) is or becomes publicly known or is publicly available, (ii) becomes known to a Party other than from the other Party or becomes known to third parties other than from such Party (except for disclosures subject to a confidentiality agreement), or (iii) would otherwise constitute "Confidential Information" of the other Party, but which a Party is required by court order or other legal process to disclose.

          5.2    Non-Disclosure.

            5.2.1    Each Party agrees, during or after the term of this Agreement, to hold the other Party's Confidential Information in strict confidence and not to disclose such Confidential Information to third parties or to use such Confidential Information for any purposes whatsoever other than the provision of Services hereunder. Without limitation of the foregoing, each Party will advise the other Party immediately in the event that such Party learns or has reason to believe that any person who has had access to Confidential Information has violated or intends to violate the terms of this Agreement and each Party will at its expense cooperate with the other Party in seeking injunctive or other equitable relief in the name of the other Party. Upon termination of this Agreement, each Party will destroy or turn over to the other Party all documents, papers and other matter in its possession or under its control that contain Confidential Information or summaries thereof.

          5.3    Injunctive Relief.    Each Party acknowledges that a breach of this Article would give rise to irreparable injury that would be inadequately compensable by the award of monetary damages. Notwithstanding Section 8.12, in addition to all other remedies available at law or in equity, each Party will be entitled to obtain specific performance and injunctive or other equitable relief against the breach or threatened breach of any provision of this Article. Each Party acknowledges and agrees that the covenants contained herein are necessary for the protection of legitimate business interests of the other party and are reasonable in scope and content.

        6.    INTELLECTUAL PROPERTY.

          6.1    Ownership.

            6.1.1    As between Daksh and Client, Daksh owns all worldwide rights, title and interest in any technology or other intellectual property previously developed or owned by Daksh, including Daksh intellectual Property used in connection with the delivery of the Services including, without limitation, all software, computer programming and/or formatting code, source code, object code, or operating instructions used by Daksh or provided by Daksh to Client.

            6.1.2    As between Daksh and Client, Client owns all worldwide rights, title and interest in Client Intellectual Property and any technology or other intellectual property developed or owned by Client or created or developed under this Agreement. Client also owns all worldwide rights, title and interest in the intellectual property in all the text and graphics, all software, computer programming or formatting code, source code, object code, or operating instructions on Client's Web Site or provided to Daksh for use to perform the Services, except for trade marks, service marks and other marks owned or controlled by Daksh.

          6.2    Limited License to the Developed Work.    Daksh hereby grants Client a limited nonexclusive license throughout the universe for the term of this Agreement to copy, distribute, transmit, display, perform, and otherwise use the Daksh Intellectual Property. All rights under this license will be exercised by the Client solely to operate, maintain and distribute the Client Web Site and provide Internet payment services and will expire with the termination of this Agreement.

          6.3    Limited License to the Client Intellectual Property.    Client hereby grants to Daksh a limited, nonexclusive right and license to copy, distribute, transmit, display, perform, create derivative works, and otherwise use the Client Intellectual Property provided to Daksh hereby or currently available or subsequently available on the Client Web Site, and all other intellectual property, including all marks, trademarks, service marks or logos, held or used by Client, solely for the purpose of rendering the Services.

          6.4    Exclusive Arrangement and "Most Favored Nation" Treatment.    Daksh will retain the ownership of, and the right to reuse or incorporate, Daksh Intellectual Property created or acquired before the execution of this Agreement in supporting web sites or interactive projects for other customers; provided, however, that Daksh will not own or have any rights to any of Client's marks or Confidential Information, or Intellectual Property, except as expressly set forth herein. Daksh agrees and covenants that it will not enter or offer to enter into an agreement with any other company to provide services comparable to the Services on pricing terms which are more favorable to such other company than those set forth in this Agreement. Daksh will be entitled to short term arrangements to utilize excess capacity. Short term is defined as three (3) months. Alternatively, Company may offer or grant such more favorable terms to other companies if it offers to amend this Agreement to match such terms within 5 days of offering such terms to a third party. In turn, Client agrees to scale to over 200 CCS with Daksh and offer exclusivity to Daksh (other than within the US) for English emails.

        7.    TERM AND TERMINATION

            7.1  This Agreement begins on the Effective Date and, unless earlier terminated pursuant to this Agreement, continues for two years from the Operation Commencement Date ("Initial Term"). Upon expiration of the Initial Term, this Agreement will automatically renew for a two-year period unless either party provides the other with written notice of intent not to renew at least 4 months prior to the expiry of the Initial Term.

            7.2  Effective 90 days after Operation Commencement Date, Client may terminate this Agreement without cause, by giving at least 3 months' prior written notice to Daksh, subject to Client complying with sections 1.3 and 2.1 of this Agreement. In the event of termination of Agreement without cause, Client would be additionally liable to pay Daksh a severance fee equivalent to 25% of the annualized revenues, calculated on the basis of the revenue due to Daksh in the immediately preceding three months.

            7.3  Effective 90 days after Operation Commencement Date and subject to Client complying with sections 1.3 and 2.1 of this Agreement, Client may terminate this Agreement by giving at least one month's prior written notice to Daksh upon Daksh's failure to perform the Services at least up to 80% of the mutually agreed performance standards if such failure remains uncured for a period of 30 days after written notice thereof.

            7.4  Effective 90 days after Operation Commencement Date, Daksh may terminate this Agreement if (i) Client fails to pay the Fees owed to Daksh and such failure remains uncured for a period of 30 days after written notice thereof, or (ii) Client becomes insolvent, makes a general assignment for the benefit of creditors or commences any proceeding under any reorganization, liquidation or bankruptcy law

            7.5  In the event of termination of this Agreement, each Party shall cooperate in good faith with the other Party to attain a smooth transition of services.

            7.6  On completion of tenure of this Agreement, if not automatically renewed under Section 7.1, both parties could enter into a fresh agreement on mutually agreed terms, or Client could exercise an option for transfer of CCS and Client-specific processes from Daksh.com to itself, or any authorized subsidiary, subject to assent of concerned personnel and applicable labor laws. The transfer price would be equal to 100% of the annualized revenues calculated on the basis of the revenue due to Daksh in the immediately preceding three months for providing services described in this Agreement, prorated based on the number of CCS to be transferred. If for any reason, the Agreement is terminated by the Client prior to expiry of the Initial Term, the Client would cease to have the right to exercise its option of acquiring the CCS and the Client-specific processes as set out above.

        8.    MISCELLANEOUS

          8.1    Public Announcements and Marketing.    With the prior approval of the other Party, either Party may describe its relationship to the other in its printed or electronic press releases, marketing materials or promotional advertisements, but the material terms of the Agreement may not be disclosed or released by either Party, except as required by law or any applicable government regulation or to the Party's legal and financial advisors and other agents of that Party with a need to know the terms. The Parties may work together in good faith to develop joint marketing programs.

          8.2    Force Majeure.    Neither Party will be liable for any failure or delay in its performance under this Agreement, due to any cause beyond its reasonable control, including acts of war, acts of God, earthquake, flood, embargo, riot, sabotage, power outage, system failure, labor shortage or dispute, negligent or tortuous acts of third parties, or failure of the Internet, except for an obligation to pay money in which case such obligation shall be equitably extended commensurate with such event above. Each Party will use reasonable commercial efforts to promptly correct any failures created by such causes. In the event that service cannot be resumed after 15 days, either Party may terminate this Agreement without any further obligation to the other Party (other than the obligation of cooperation).

          8.3    Non-Solicitation.    During the period commencing on the Effective Date and ending on the date one calendar year after the termination of this Agreement, Client agrees that it will not, directly or indirectly, solicit or attempt to solicit for employment any person employed by Daksh. If any former Daksh employee is employed by Client within such year, Client will reimburse Daksh for all training and educational expenses invested in such former employee by Daksh or its clients.

          8.4    Assignment.    Neither Party may assign its rights or delegate its duties under this Agreement, either in whole or in part, without the prior written consent of the other Party, except that Client may assign this Agreement by operation of law, including merger or acquisition.

          8.5    Reliance on Limitations.    Client acknowledges that the fees payable pursuant to this Agreement have been calculated in reliance on the limitations and exclusions of liability, the disclaimer of warranties and the indemnification provisions in this Agreement and that these terms form an essential basis of the bargain between the Parties.

          8.6    Notices.    Any notice or communication required or permitted to be given hereunder must be in writing and may be delivered personally, by overnight courier, or by e-mail to such designated persons, in each case to the address or e-mail of the receiving Party indicated below its signature, or at such other address as either Party may provide to the other by written notice. Notice is deemed given on the date received.

          8.7    Fees.    Client agrees to pay the fees itemized or described in this Agreement (including the Appendices hereto) every month in US Dollars through wire transfer to a US bank account. Invoices will be raised on a monthly basis and all such invoices will be due and payable within 30 days of the date presented. Failure to pay such invoices within 30 days will subject the balance due to daily interest in the amount of .05% per day up to the maximum amount allowable by applicable law.

          8.8    Taxes.    Client will pay all federal, state, local or other taxes based on any good or service provided by Daksh under this Agreement, other than taxes based on Daksh's net income, including, without limitation, any collection of requisite sales or use tax for products or services sold on or through the Client Web Site. Client will determine, implement and bear responsibility for customer return policies, customer service policies, order processing policies, collection of appropriate sales or use tax, allocation of income tax, and implementation of warranties and limitations.

          8.9    Cooperation.    Client will provide Daksh with Client material and information in whatever form required for Daksh to fulfill this Agreement.

          8.10    Relationship of Parties.    Daksh is an independent contractor and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between Daksh and Client. Neither Daksh nor Client will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

          8.11    Choice of Law.    This Agreement will be governed by and construed in accordance with the laws of the State of California, United States of America, excluding its conflict of laws principles. The Parties agree to the sole and exclusive jurisdiction of the state and federal courts located in the City and County of San Francisco, California. The rights and obligations of the parties will not be subject to the United Nations Convention on Contracts for the International Sale of Goods.

          8.12    Dispute Resolution.    Except for the obligations of Section 4 and Section 6, in the event of a disagreement arising out of or relating to this Agreement, or breach thereof, Daksh and Client agree first to try in good faith to settle the dispute by mediation in San Francisco under the Commercial Mediation Rules of the American Arbitration Association (AAA). If mediation fails, the disagreement shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the AAA. The dispute shall be submitted to a single arbitrator at the San Francisco offices of the AAA. This arbitrator shall be selected by an arbitrator chosen by each party from the panel of arbitrators of the AAA. Judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof.

          8.13    Construction and Interpretation.    This Agreement, together with the appendices hereto, represents the complete agreement and understanding of the Parties with respect to the subject matter herein, and supersedes any prior or contemporaneous written or oral agreement or understanding. This Agreement may be amended or modified only through a written instrument signed by both Parties. No term or provision in any purchase order, invoice or other business form of Client will control the relationship of the Parties or supercede any conflicting term or provision of this Agreement. This Agreement may be executed in multiple counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument. Should any provision of this Agreement be held invalid or unenforceable, such invalidity will not invalidate the whole of this Agreement but rather that provision held invalid only. The invalid provision will be amended to achieve nearly the same effect as the original. Waiver by either Party of any breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent, similar breach. The captions and headings appearing in this Agreement are for reference only and will not be considered in construing this Agreement.

          8.14    Change of Control:    In event of change in the majority of the ownership of Daksh and/or change in the management and control of Daksh, Client shall have the right to terminate the Agreement by giving three month notice but without incurring any liability on account of severance fee or otherwise except to the extent of the obligations of Client that have accrued prior to the date of termination.

          8.15    Performance Bonus:    If the quality targets are met and quantity metrics as laid down in Appendix A are exceeded by Daksh by more than 10% then Daksh shall be entitled to the incremental, performance incentive as set out in the Appendix A over and above the Fee.

          8.16    Information Rights:    Daksh shall, within 30 days of completion of each quarter, furnish to the Client such information relating to the financial condition of Daksh as Client reasonably determines is necessary to assess the capability of Daksh to provide the Services as per the terms of this Agreement. Further, the Client shall have the right, subject to the confidentiality obligation, to seek any financial information at any time from Daksh and Daksh shall use its best efforts to provide to the Client the requested information within ten working days or as soon thereafter as possible.

        IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute and deliver this Agreement as of the Effective Date.

For Daksh		For Client:
Signature:	/s/ VENKAT TADANKI	Signature:	/s/ REID HOFFMAN
Printed Name:	Venkat Tadanki	Printed Name:	Reid Hoffman
Title:	Vice President	Title:	EVP, Business Development
Address:	Gurgaon, India	Address:	Palo Alto, CA
Email:	Venkat.Tadanki@Daksh.com	Email:	reid@paypal.com
Date:	12/29/2000	Date:	1/19/2001

APPENDIX A: Pricing

        1.    Client shall conduct quarterly staffing reviews with Daksh to provide minimum and maximum range based on Client's forecast of volume of workload. Client shall pay Daksh [*] per month for each of the dedicated CCS. Daksh will commence billing for each CCS from the day of commencement of client-specific training.

        2.    In addition, Client shall pay a one-time, set-up cost of [*] upon commencement of project (taken as Effective Date).

        3.    Client shall pay Daksh [*] per month for any additional CCS beyond the first fifty. There will be no set-up costs for additional, dedicated CCS beyond the first fifty.

        4.    Client shall pay Daksh [*] per month for the Product Integration Specialist.

        5.    When Client has expanded the project to a size of one hundred dedicated CCS or more and after one year of continuous service delivery with at least 100 CCS (whichever is later) Daksh will provide a discount of [*] on the next month's (i.e. the 13th month after one year of 100 CCS) billing.

        6.    Client shall implement a bonus and disincentive system for payment to Daksh on a quarterly basis after completion of 90 days from Operation Commencement Date.

              i.  Daksh and Client would jointly work out rolling productivity and quality targets on a quarterly basis which be derived from Client's own benchmarks. These targets would be applicable 90 days after Operation Commencement Date;

            ii.  Quality targets would be two-fold

            1.    Composite quality score (to be jointly defined)

            2.    Customer satisfaction results based on replies from customers (Daksh and Client, would jointly define acceptable metrics for % dissatisfied customers based on Omaha results);

            iii.  Within + or–10% of quantity and quality targets would be considered as an "acceptable range" and the bonus and disincentive system would not apply;

            iv.  In case Daksh is more than 10% below quality and/or quantity targets, Daksh would get a month's notice to achieve the minimum benchmark of 90%. If Daksh is not able to achieve the targets, even after one month, Daksh would need to augment manpower or expand skill levels at no extra cost to meet the targets. If after 60 days, Daksh continues to perform at 90% or below the agreed upon quality/quantity goals, Client will reduce their monthly payments for each month that Daksh remains below the agreed upon standards at the rates indicated below:

Quantity/Quality metrics	Shortfall	Daksh invoice reduced by % of Shortfall
> 80% and < 90%	100-Actual	[*]
> 70% and < 80%		[*]
> 60% and < 70%		[*]
> 50% and < 60%		[*]

            v.  However Daksh will be liable for the above only in the event of Client fully complying with sections 1.3 and 2.1 of this Agreement;

            vi.  If quality targets are achieved and quantity metrics are exceeded by more than 10%, the following bonus structure would be implemented on a quarterly basis (calculated on total revenues that would have been due to Daksh for the quarter).

Quantity metrics	Daksh share (% upside over 110% shared)
> 110% and < 120%	[*]
> 120% and < 130%	[*]
> 130% and < 140%	[*]
> 140% and < 150%	[*]
> 150%	[*]

Illustration: For example, If Daksh, on quarterly revenues of $250,000, achieved 115% of benchmark, Daksh benefit would be [*].

Quality Metrics Comments

95% of emails recd to be responded in 24 hours. 100% within 48 hours.

Daksh to meet Quality standards which are at the least equal to or better than Client's Omaha facility as measured by the customers (meet/did not meet expectations queue).

Quality scores of Daksh must not fall below a score of 85, according to Omaha QA guidelines.

Quality level to be reached within 60 days of the project going live.

        7.    REPORTING

S. No.	Kinds	Input Sources Required from Client	Our report to Client
1	Quality	Quality scores based on the tool used by Client Kana generated or Quality database	Number of Reps reviewed
% of Outbound Mails Reviewed
Number of Reviews
Total number of reviews per rep
No. of reps behind on reviews
No. of reps current on reviews
Overall QA Score
Trend analysis of Quality scores
- overall and at Rep level
2	Quantity	Quantity reports from Client—Kana generated No. of E-mails resolved No. of E-mails resolved by each Rep Total number of incoming messages Total hours logged in by Rep	Messages received by Daksh Messages resolved by Daksh Messages escalated by Daksh Productivity Average Resolve Time E-mails per hour Trend analysis on Quantity by the Backlog
3	Service Level	Service level report generated by Kana	E-mails answered in 24 hours Trend analysis on service levels Uptime % Downtime at Daksh (hours)
4	Uptime
5	Manpower		Total number of Reps working Additions of Reps Removal of Reps First Time resolution % Trend Analysis, MTD

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

QuickLinks

  EXHIBIT 10.20
INTERACTIVE SUPPORT SERVICES AGREEMENT
APPENDIX A: Pricing